Comstock Mining Completes $11.9 million Public Offering

Virginia City, NV (May 14, 2014) - Comstock Mining Inc. (the “Company”) (NYSE MKT: LODE) announced today the successful completion of its previously announced public offering of 6.5 million shares of its common stock. The Company also announced that the underwriters exercised their over-allotment option to purchase an additional 975,000 shares.

The net proceeds to the Company from the offering and the over-allotment will be approximately $11 million, after deducting underwriting discounts, commissions and estimated offering expenses. The Company intends to use the net proceeds from the offering for production expansion, exploration and development drilling and general corporate purposes.

H.C. Wainwright & Co., LLC and National Securities Corporation, a wholly owned subsidiary of National Holdings, Inc. (NHLD), acted as Joint Book-Running Managers for the offering.

 About Comstock Mining Inc.

Comstock Mining Inc. is a producing, Nevada-based, gold and silver mining company with extensive, contiguous property in the Comstock District. The Company began acquiring properties in the Comstock District in 2003. Since then, the Company has consolidated a significant portion of the Comstock District, amassed the single largest known repository of historical and current geological data on the Comstock region, secured permits, built an infrastructure and commenced production in 2012. The Company continues acquiring additional properties in the district, expanding its footprint and creating opportunities for further exploration, development and mining. The near term goal of our business plan is to deliver stockholder value by validating qualified resources (measured and indicated) and reserves (proven and probable) of at least 3,250,000 gold equivalent ounces from our first two resource areas, Lucerne and Dayton, achieve initial commercial mining and processing operations in the Lucerne Mine with annual production rates of approximately 40,000 gold equivalent ounces and significantly grow the commercial development of our operations through coordinated, district wide plans that are economically feasible and socially responsible.

Neither this press release nor any related calls or discussions constitutes an offer to sell or the solicitation of an offer to buy any securities.

Contact information for Comstock Mining Inc.: PO Box 1118 Virginia City, NV 89440
questions@comstockmining.com
http://www.comstockmining.com

Corrado De Gasperis		Kimberly Shipley
President & CEO		Manager of Investor Relations
Tel (775) 847-4755		Tel (775) 847-0545
degasperis@comstockmining.com		shipley@comstockmining.com